OLERAMMA, INC.

EXHIBIT #23 Consent of Experts and Counsel

Barry L. Friedman, P.C., CPA

To Whom It May Concern:

March 22, 1999

The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of my report of March 22, 1999 on the Financial Statements of Oleramma, Inc. from the inception date of September 21, 1998 through February 28, 1999, in any filing that are necessary now or in the near future to be filed with the U.S. Securities and Exchange Commission.

Professionally,

/s/ Barry L. Friedman
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Barry L. Friedman, P.C., CPA
1582 Tulita Drive
Las Vegas, NV  89123
Office:  702-361-8414
Fax:  702-896-0278